               [FOOD COURT ENTERTAINMENT NETWORK, INC. LETTERHEAD]



August 25, 1997



To: Holders of Class A Warrants and Class B Warrants to purchase shares of Series A Common Stock, $.01 par value per share, and Class B Warrants of Food Court Entertainment Network, Inc.

Ladies and Gentlemen:

         Food Court is offering to exchange shares of Series A Common Stock for Class A and Class B Warrants which have been issued to you.

         Specifically, each Class A Warrant will be exchanged for 0.6 shares of Series A Common Stock and each Class B Warrant will be exchanged for 0.4 shares of Series A Common Stock.

         Enclosed is an Offer To Exchange which describes in specific detail the Company's offer, the process for exchange and the reason Food Court management has determined to make such an offer. Also enclosed is a Letter of Transmittal which you must complete to effect the exchange and several other documents containing important information about the Exchange Offer. Please read all of these documents carefully before deciding to make the exchange.

         The Exchange Offer begins on August 25, 1997 and will expire at 5:00 p.m. on September 26, 1997, unless the Company decides to extend the Exchange Offer. The Company has conditioned the Exchange Offer upon, among other things, at least 70% of the Class A Warrants (6,157,758 of Class A Warrants issued and outstanding) and 70% of the Class B Warrants (4,968,213 of the Class B Warrants issued and outstanding) being tendered for exchange and not withdrawn. The terms of the Exchange Offer are subject to amendment.

         The Company believes that the Exchange Offer is necessary to decrease the dilutive effect of the Warrants upon the Company's capital structure. The large number of Warrants issued and outstanding has made it difficult for the Company to obtain necessary financing. Upon completion of the Exchange Offer, the Company intends to seek additional financing or strategic alliances to foster continued growth and expansion of the Company. The Company cannot, however, provide assurance to you that the Exchange Offer will be successfully completed or, if successfully completed, that the Company will be able to obtain new financing or enter into strategic alliances.

         Neither the Company nor its Board of Directors makes any recommendation to you whether you should accept this Exchange Offer and tender your Warrants or refrain from doing so. You must make your own decision whether to accept or reject the Exchange Offer.

         The Exchange Offer is described in detail in the Offering Materials, which include the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, the Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997 and June 30, 1997, and the Notice of the Annual Meeting of Stockholders and Proxy Statement for the Company's 1997 Annual Meeting of Stockholders dated May 2, 1997, as Exhibits to the Offer to Exchange, and the Letter of Transmittal. PLEASE READ THE ACCOMPANYING EXCHANGE OFFER MATERIAL FOR A FULL DESCRIPTION OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER.

         The Offering Materials are comprehensive and have been written, in part, to satisfy certain legal requirements. If you have any questions regarding the terms and conditions of this Exchange Offer, please contact Eric C. Mendelson, Esquire, Director of Business Affairs, Food Court Entertainment Network, Inc., 220 East 42nd Street, 16th Floor, New York, New York 10017, telephone number (212) 983-4500. If you have any questions regarding the procedure for tendering Warrants please contact the representatives of American Stock Transfer & Trust Company, which is acting as the Exchange Agent for the Exchange Offer. The Telephone number for American Stock Transfer & Trust Company is set forth in the Offering Circular and Letter of Transmittal.

                                                     Very truly yours,

                                                     /s/ James N. Perkins

                                                     James N. Perkins
                                                     President and
                                                     Chief Executive Officer

JNP/scv
Enclosures